EXHIBIT 35.1

ANNUAL MASTER SERVICER’S CERTIFICATE

GE DEALER FLOORPLAN MASTER NOTE TRUST

March 26, 2008

The undersigned, a duly authorized officer of General Electric Capital Corporation (“GECC”), as the master servicer (the “Master Servicer”), pursuant to the Amended and Restated Servicing Agreement dated as of June 30, 2006 (as may be further amended and supplemented from time to time, the “Agreement”), between GECC and GE Dealer Floorplan Master Note Trust (“Trust”), does hereby certify that:

1. GECC is, as of the date hereof, Master Servicer under the Agreement.

2. The undersigned is an authorized officer who is duly authorized pursuant to the Agreement to execute and deliver this certificate to the Trust.

3. A review of the activities of Master Servicer during the fiscal year ended December 31, 2007 (the “reporting period”), and of its performance under the Agreement, has been made under my supervision.

4. To the best of my knowledge, based on such review, Master Servicer has fulfilled all of its obligations under the Agreement in all material respects its obligations under the Agreement throughout the reporting period.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate the date first above written.

/s/ Margaret S. Fritz
Name: Margaret S. Fritz Title: Vice President of General Electric Capital Corporation